Exhibit 99.1

For Release 3:00 p.m., C.S.T. Thursday, April 25, 2013

Rochester Medical Reports Fiscal 2013 Second Quarter Results

Stewartville, MN April 25, 2013

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its second quarter ended March 31, 2013.

The Company reported sales of $16,635,000 for the current quarter compared to $15,427,000 for the second quarter of last year.  The Company also reported net income of $1,199,000 or $0.10 per diluted share compared to $603,000 or $0.05 per diluted share for the same period last year.

The approximately 8% increase in sales (8% on a constant currency basis) resulted from a 10% increase in Rochester Medical Direct sales (11% on a constant currency basis) partially offset by a 1% decrease in Private Label sales (1% decrease on a constant currency basis).  Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations.

The Company announced in November 2012 its decision to cease manufacturing and marketing its line of Foley Catheters.  Excluding Foley Catheter sales from the second quarter of last year and this year, overall Direct sales growth was 13% (14% on a constant currency basis).

Net Income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $1,488,000 or $0.12 per diluted share compared to Non-GAAP Net Income of $920,000 or $0.08 per diluted share for the first quarter of last year.  The increase in Non-GAAP Net Income in the second quarter was primarily due to increased gross profits as a result of higher sales revenue.

Commenting on the second quarter results, Rochester Medical’s CEO and President Anthony J. Conway said, “We continue to make nice progress, especially in the United States and United Kingdom where Direct Sales, excluding Foley Catheters, grew 24% and 23% respectively.  We look forward to further progress in the second-half of fiscal 2013 driven by continued share gains in our primary strategic market, serving the patient population in the Home Care channel.”

Conference Call and Webcast

The Company will hold a quarterly conference call on Thursday, April 25, 2013 to discuss its earnings report.  The call will begin at 3:30 p.m., Central Time (4:30 p.m., Eastern Time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com.  To listen live to the conference call via telephone, call:

Domestic:	888 679 8018
International:	617 213 4845
Pass code:	69140545

PreRegistration:

https://www.theconferencingservice.com/prereg/key.process?key=PFY3WDB6C

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888 286 8010
International:	617 801 6888
Pass code:	48212906

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuter’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and  our level of success in increasing  Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income in addition to net income calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results.  Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.  Reconciliations of GAAP Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Mike Piccinino, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.

Rochester Medical Corporation

Press Release - F13 Second Quarter

Condensed Consolidated Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2013	2012	2013	2012

Sales	$16,635,070	$15,427,275	$33,887,078	$29,399,882

Cost of sales	8,239,481	7,822,941	17,018,241	14,684,409

Gross profit	8,395,589	7,604,334	16,868,837	14,715,473
Gross profit %	50.5%	49.3%	49.8%	50.1%

Costs and expense:
Marketing and selling	4,162,179	4,394,090	8,711,223	9,040,876
Research and development	312,023	247,889	651,181	624,158
General and administrative	2,148,164	2,128,024	4,355,706	4,236,837

Total operating expenses	6,622,366	6,770,003	13,718,110	13,901,871

Income (loss) from operations	1,773,223	834,331	3,150,727	813,602

Other income (expense)	(50,081)	49,782	(39,818)	(41,288)

Net income (loss) before income taxes	1,723,142	884,113	3,110,909	772,314

Income tax expense (benefit)	523,892	281,599	899,514	245,147

Net income (loss)	$1,199,250	$602,514	$2,211,395	$527,167

Net income (loss) per common share - Basic	$0.10	$0.05	$0.18	$0.04

Net income (loss) per common share - Diluted	$0.10	$0.05	$0.18	$0.04

Weighted Average Shares:
Basic	12,146,969	12,003,167	12,092,003	12,049,900

Weighted Average Shares:
Diluted	12,604,099	12,235,701	12,482,558	12,258,402

Rochester Medical Corporation

Press Release - F13 Second Quarter

Condensed Consolidated Balance Sheets

	(unaudited)
	March 31,	September 30,
	2013	2012

Assets

Current Assets
Cash and equivalents	$16,291,745	$13,921,363
Marketable securities	6,499,900	6,779,695
Accounts receivable	10,776,753	11,008,429
Inventories	9,265,672	9,883,651
Prepaid expenses and other assets	1,905,531	1,726,908
Deferred income tax asset	1,327,652	1,287,177

Total current assets	46,067,253	44,607,223

Property and equipment, net	12,769,153	11,862,072
Deferred income tax asset	1,088,406	1,030,994
Intangible assets, net	8,806,573	9,377,354
Goodwill	8,785,417	9,053,091

Total Assets	$77,516,802	$75,930,734

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,252,362	$3,070,329
Accrued expenses	3,535,273	3,427,397

Total current liabilities	5,787,635	6,497,726

Long-term liabilities	1,128,641	1,137,212

Stockholders’ equity	70,600,526	68,295,796

Total Liabilities and Stockholder Equity	$77,516,802	$75,930,734

ROCHESTER MEDICAL CORPORATION

Press Release - F13 Second Quarter

For the Six months ended

March 31, 2013 and 2012

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2013	2012	2013	2012

GAAP Net Income (Loss) as Reported	$1,199,250	$603,000	$2,211,395	$527,000

Net Income (Loss) Per Share - Diluted as Reported	$0.10	$0.05	$0.18	$0.04

Adjustments for non-recurring unusual items:
Severance costs (1)	13,000	—	124,000	—
Subtotal	13,000	—	124,000	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	149,000	158,000	304,000	316,000
ASC 718 compensation expense (3)	127,000	159,000	275,000	361,000
Subtotal	276,000	317,000	579,000	677,000

Non-GAAP Net Income	$1,488,250	$920,000	$2,914,395	$1,204,000

Non-GAAP Diluted EPS	$0.12	$0.08	$0.23	$0.10

Weighted Average Shares - Diluted	12,604,099	12,235,701	12,482,558	12,258,402

(1)         Severance costs associated with our exiting of the Foley Catheter market. The company announced they were exiting the Foley Catheter market on November 6, 2012.  This adjustment adds back severance costs of certain employees for the three months ended March 31, 2013.  The gross amount of the severance costs for the three months ended March 31, 2013 is $19,000 net of taxes of $6,000 for a net amount of $13,000. The gross amount of the severance costs for the six months ended March 31, 2013 is $171,000 net of taxes of $47,000 for a net amount of $124,000.

(2)         Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 acquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating.  This adjustment adds back amortization expense for the three and six months ended March 31, 2013 and 2012 related to certain intangibles. The gross amount of amortization expense for the three months ended March 31, 2013 and 2012 is $213,000 and $218,000 net of taxes of $64,000 and $60,000 for net amounts of $149,000 and $158,000 respectively.  The gross amount of amortization expense for the six months ended March 31, 2013 and 2012 is $426,000 and $436,000 net of taxes of $122,000 and $120,000 for net amounts of $304,000 and $316,000 respectively.

(3)         Compensation expense mandated by ASC 718.  This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and six months ended March 31, 2013 and 2012.  The gross amount of compensation expense for the three months ended March 31, 2013 and 2012 is $182,000 and $248,000 net of taxes of $55,000 and $89,000 for net amounts of $127,000 and $159,000 respectively.  The gross amount of compensation expense for the six months ended March 31, 2013 and 2012 is $384,000 and $564,000 net of taxes of $109,000 and $203,000 for net amounts of $275,000 and $361,000 respectively.

ROCHESTER MEDICAL CORPORATION

Press Release - F13 Second Quarter

For the Three months ended

December 31, 2012 and 2011

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2013	2012	2013	2012

GAAP Sales as Reported	$16,635,070	$15,427,275	$33,887,078	$29,399,882
British Sterling Exchange rate as reported	1.55	1.57	1.58	1.57
Euro Exchange rate as reported	1.32	1.31	1.31	1.33

Constant Currency Sales	$16,635,070	$15,367,079	$33,887,078	$29,359,845
(1) Exchange rate used for Constant Currency Purposes	1.55	1.55	1.58	1.58
(2) Exchange rate used for Constant Currency Purposes	1.32	1.32	1.31	1.31

Net Effect of Constant Currency Illustration - British Sterling	$—	$10,529	$—	$(74,742)
Net Effect of Constant Currency Illustration - Euros	$—	$(70,725)	$—	$34,705

Total Net Effect of Constant Currency Illustration	$—	$(60,196)	$—	$(40,037)

(1)         For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars.  The rate represents the average exchange rate for the respective three month period.

(2)         For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of Euros to US dollars.  The rate represents the average exchange rate for the respective three month period.